GRIFFIN CAPITAL �� ESSENTIAL ASSET REIT YOUR VOTE IS URGENTLY NEEDED Fellow Stockholder: I am writing you today regarding your investment in Griffin Capital Essential Asset REIT. The adjournment date for our Annual Meeting is quickly approaching and our records show that your shares are yet to be voted on an important merger proposal. The Board believes the merger will result in significant benefits to stockholders, and more than 72 million shares have already been voted in favor of the proposal to date. However, more votes are still needed. Please ensure that your shares are represented at this meeting by voting through one of the methods listed below. By voting today, you will help us avoid further proxy solicitation costs and provide needed input on the future of your investment. Thank you, Kevin A. Shields, Executive Chairman To speak with a live agent and vote please call: 1-855-976-3332Please vote promptly. Thank you for voting! PHONE ONLINE MAIL WITHOUT A PROXY CARD WWW.PROXYVOTE.COM VOTE PROCESSING Call 1-855-976-3332 Monday to Please have your proxy card in hand Mark, sign and date your ballot Friday, 9:00 a.m. to 9:00 p.m. EDT when accessing the website. There and return it in the postage-paid to speak with a proxy specialist. are easy-to-follow directions to help envelope provided. you complete the electronic voting WITH A PROXY CARD instruction form. Call 1-800-690-6903 with a touch-tone phone to vote using an automated system. Proxy Questions? Call 1-855-976-3332 P16142-LTR